Exhibit 23.7

FAX (303) 623-4258
621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303)623-9147

CONSENT OF RYDER SCOTT COMPANY, L.P.

We have issued our report dated March 23, 2017 on estimates of proved reserves, future production and income attributable to certain royalty interests of Kimbell Royalty Partners, LP, as of December 31, 2016. As independent oil and gas consultants, we hereby consent to the inclusion of our report and the information contained therein and information from our prior reserve reports referenced in this Annual Report on Form 10-K of Kimbell Royalty Partners, LP and to all references to our firm in this Annual Report.

\s\ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado

March 30, 2017